FOR IMMEDIATE RELEASE





Contact: Sean J. Austin, Vice President and Chief Financial Officer



(713) 979-2660 x 2206




WESTSIDE ENERGY APPOINTS CRAIG GLICK AS EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL

HOUSTON - (PR Newswire) - August 23, 2006 - Westside Energy Corporation (AMEX:
WHT), an oil and gas company with operations focused on the acquisition, exploration and development of natural gas in the Barnett Shale play in North Texas, today announced the appointment of Craig Glick as Executive Vice President and General Counsel. Glick, 46, will be responsible for and have oversight of the Company's financial, legal and business development functions and will continue to serve as a member of Westside's Board of Directors, having been named to that post in January 2006.

Glick has more than 13 years of experience working directly in the oil and gas industry and most recently was Senior Vice President and General Counsel of Kosmos Energy, LLC, a private energy company exploring for oil and gas in the offshore regions of West Africa. Prior to Kosmos Energy, Glick was President of Hunt Resources, Inc. and Senior Vice President of Hunt Oil Company from 1999 to 2003. During the period from 1994 to 1999, he was General Counsel and Chief Financial Officer of Gulf Canada. In 1994, Mr. Glick was in charge of acquisitions for Torch Energy. He began his career as an attorney with Vinson & Elkins, LLP in the Business Transactions Practice where he made Partner in 1993. Glick obtained his Doctorate of Jurisprudence from The University of Texas School of Law in 1985.

Doug Manner, Westside Energy Chief Executive Officer said: "I am extremely pleased to have Craig join the Westside management team, where we will benefit significantly from his 20-year track record of success and his extensive experience in the oil and gas industry, especially his deep knowledge regarding legal, corporate governance, and financial issues and requirements. I have tremendous confidence in Craig's abilities as a result of working with Craig for many years at Gulf Canada and Kosmos Energy. Along with other personnel previously hired by Westside, we now have a proven team in place to lead Westside going forward and to achieve the goals and objectives established by our Board of Directors."

About Westside Energy Corporation

Houston-based Westside Energy is an oil and gas company focused on developing its 75,414 gross (66,585 net) acres in the prolific Barnett Shale trend in North Texas. For more information about Westside Energy, please visit the Company's website www.westsideenergy.com.

Forward-Looking Statements

Certain statements in this news release regarding future expectations, plans for acquisitions and dispositions, oil and gas reserves, exploration, development, production and pricing may be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company's periodic reports and other documents filed with the SEC. Actual results may vary materially.
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